Exhibit 99.1

Contact:	John Haudrich (investors), 314-656-5375
Brian Peura (investors), 314-656-5696
Tom Lange (media), 314-656-5369
Mylene Labrie (Canada), 514-864-5103
www.smurfit-stone.com

SMURFIT-STONE TO ACQUIRE CONTROLLING INTEREST IN CALPINE CORRUGATED LLC

AND WILL ANNOUNCE LOWER FIRST QUARTER RESULTS

•                  Calpine acquisition to upgrade Smurfit-Stone’s production capabilities and accelerate further plant optimization

•                  First quarter earnings negatively impacted by Calpine charge, higher cost inflation, and lower shipments

CREVE COEUR, Mo., and CHICAGO, April 17, 2008 — Smurfit-Stone Container Corporation (NASDAQ:  SSCC) today announced it has signed a letter of intent to take controlling interest in Calpine Corrugated LLC, an independent corrugated container producer based in Fresno, CA.

Calpine Corrugated has experienced start-up losses since it began operations in 2006.  Smurfit-Stone, which is the primary containerboard supplier to Calpine Corrugated, will record a charge of $0.05 per share in the first quarter to reserve for amounts due from the company.  Under the restructuring agreement, Smurfit-Stone will take a ninety percent ownership interest in Calpine Corrugated. The transaction is expected to close in the second quarter.

“The acquisition of Calpine Corrugated fits our strategy to establish one of the most modern converting operations in North America,” said Patrick J. Moore, Smurfit-Stone chairman and CEO. “Operating some of the best packaging assets on the West Coast, Calpine serves the important California agriculture market.  As a result, the acquisition upgrades our production platform, accelerates optimization of our Northern California packaging system, and improves Smurfit-Stone’s position in a key target market segment.  The combination of Calpine and our new state-of-the-art facility in the Los Angeles market, expected to be operational in the third quarter, will significantly upgrade Smurfit-Stone’s West Coast packaging operations.”

Smurfit-Stone to Report Lower First Quarter Results

The company also said it will report a first quarter adjusted net loss of $0.09 per share, comparable with prior year results.  Smurfit-Stone had previously stated its expectation of sequentially lower results due to seasonally higher energy usage and the timing of employee benefit costs. Results in the quarter were further impacted by the $0.05 per share charge for Calpine Corrugated, significantly higher cost inflation, and softer box demand due to the slower US economy.  Moore concluded, “While our first quarter results were disappointing, we remain focused on transforming our operations to improve long-term financial performance.  I expect continued savings from our strategic initiatives program and returns on our container capital investments to benefit future earnings. Over the past two years we have reduced debt by more than $1 billion and will continue to improve our financial flexibility.”

Smurfit-Stone will release its first quarter 2008 results Tuesday, April 22, after market close.  Management will discuss the company’s financial performance at 9 a.m. ET Wednesday, April 23, via a live webcast and teleconference.   Participants may join the presentation by linking to the webcast through the investor page of the company’s website at www.smurfit-stone.com or by calling (800) 931-6429 (request the Smurfit-Stone earnings call) no later than 8:50 a.m. ET.   The presentation will be archived on the company’s website.

Smurfit-Stone Container Corporation (NASDAQ: SSCC) is the industry’s leading integrated containerboard and corrugated packaging producer and is one of the world’s largest paper recyclers.  The company is a member of the World Business Council for Sustainable Development, the Sustainable Forestry Initiative®, and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.4 billion in 2007, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.

Adjusted net income (loss) per diluted share is a non-GAAP financial measure that excludes from net income (loss) available to common stockholders the effects of non-cash foreign currency exchange gains or losses, losses on early extinguishment of debt, restructuring charges, reduction in Canadian statutory income tax rates, and litigation charges.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in the company’s annual report on form 10-K for the year ended December 31, 2007, as updated from time to time in the company’s Securities and Exchange Commission filings.